UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                          Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Definitive Additional Materials
|_|   Confidential, for use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Soliciting Materials Pursuant to ss.240.14a-11(c) orss.240.14a-12

                           General Bearing Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4)  Proposed maximum aggregate value of transaction:


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     (5)  Total fee paid:

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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


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     (2)  Form, Schedule or Registration Statement No.:


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     (4)  Date Filed:


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June 30, 2003                          1

                           GENERAL BEARING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 7, 2003

To the Stockholders of General Bearing Corporation:

            NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the "Meeting") of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, August 7, 2003 at 10:00 a.m., local time, at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994 to consider and act upon the following:

      1. The election of seven directors to serve until the 2004 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

      2. The ratification of the appointment of Urbach Kahn & Werlin LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 27, 2003; and

      3. The transaction of such other business as may properly come before the Meeting and at any adjournment or adjournments thereof.

      Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on June 13, 2003, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournment or adjournments thereof.

      Stockholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign and date the enclosed proxy card and mail it promptly in the enclosed envelope to ensure that your shares are represented at the Meeting. Stockholders who attend the Meeting may vote their shares personally, even though they have sent in their proxies.

                                              By Order of the Board of Directors


                                              David L. Gussack
                                              President


June 30, 2003                          2

                                    IMPORTANT

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.


June 30, 2003                          3

                           GENERAL BEARING CORPORATION

                                 PROXY STATEMENT
                       2003 Annual Meeting of Stockholders
                                 August 7, 2003

                                     GENERAL

      This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of GENERAL BEARING CORPORATION, a Delaware corporation (the "Company"), to be voted at the 2003 Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at the Company's principal executive offices at 44 High Street, West Nyack, New York 10994, on August 7, 2003, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      The principal executive offices of the Company are located at 44 High Street, West Nyack, New York 10994. The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is June 30, 2003.

                       VOTING SECURITIES AND VOTE REQUIRED

      Stockholders of record as of the close of business on June 13, 2003 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. On the Record Date, there were 3,943,374 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), outstanding. There was no other class of voting securities of the Company outstanding on such date. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Corporation issued and outstanding and entitled to vote is necessary to constitute a quorum at the Meeting. The election of directors of the Company and the ratification of the appointment of the Company's auditors require the affirmative vote of a majority of the outstanding shares of Common Stock voting at the Meeting or at any adjournment or adjournments thereof. Under the rules promulgated by the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish to withhold authority to vote for any one or more of the seven nominees for directors. Votes withheld in connection with the election of any one or more of the seven of the nominees for directors will be counted as votes cast against such individuals and will be counted toward the presence of a quorum for the transaction of business at the Meeting. If no direction is indicated, the proxy will be voted for the election of the nominees for directors. Under the rules of the National Association of Securities Dealers, Inc., a broker "non-vote" has no effect on the outcome of the election of directors or the establishment of a quorum for such election. The form of proxy does not provide for abstentions with respect to the election of directors; however, a stockholder present at the Meeting may abstain with respect to such election. The treatment of abstentions and broker "non-votes" with respect to the election of directors is consistent with applicable Delaware law and the Company's By-Laws. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal (other than the election of directors). Broker "non-votes" are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote.


June 30, 2003                          1

                                VOTING OF PROXIES

      A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares represented thereby will be voted (i) FOR the election of the seven nominees as directors; (ii) FOR ratification of the appointment of the Company's auditors; and (iii) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting or any adjournment or adjournments thereof. Each such Proxy granted may be revoked at any time thereafter by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of June 30, 2003, certain information concerning the beneficial ownership of Common Stock as to each director and current executive officer of the Company, and each person who, to the Company's knowledge, beneficially owns more than 5% of the outstanding Common Stock of the Company. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

                                       NUMBER OF
                                       SHARES
NAME AND ADDRESS OF                    BENEFICIALLY        PERCENTAGE OF SHARES
BENEFICIAL OWNER                       OWNED (1)          BENEFICIALLY OWNED (1)
----------------                       ---------          ----------------------

David L. Gussack                       729,974 (2,3)              18.2%

Estate of Harold Geneen                615,284                    15.9%

Nina M. Gussack                        619,272 (2,4)              15.9%

Seymour I. Gussack                     312,486 (2,5)               8.0%

Amy Gussack                            383,970 (2,6)               9.9%

Robert E. Baruc                        344,302 (2,7)               8.9%

Joseph Hoo                              80,829 (8)                 2.1%

William F. Kurtz                        16,500 (9)                   *

Peter Barotz                             9,000 (10)                  *

Barbara Henagan                         11,750 (11)                  *

John E. Stein                           15,500 (12)                  *

Corby W. Self                            4,000 (13)                  *

All Directors and Executive
 Officers as a Group                 2,128,613                    52.3%

* Less than 1%


June 30, 2003                          2

(1) Pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.

(2) Includes 5,000 shares of Common Stock owned by Gussack Realty Company, LLC, ("Realty"), over which Seymour I. Gussack, David L. Gussack, Nina M. Gussack, Amy Gussack and Robert Baruc, through his spouse Faith Gussack, as members of Realty, may be deemed to share the power to vote and dispose of. Each disclaims beneficial ownership of the shares of Common Stock owned by Realty.

(3) Includes 13,080 shares owned by his spouse, 4,076 shares owned by his spouse's daughter, over which his spouse has voting power, 8,978 shares owned by his daughter, over which he has voting power, and 130,000 vested options as of August 29, 2003.

(4) Includes 13,280 shares owned by her spouse, 9,752 shares owned by her children over which she has voting power, and 5,000 vested options as of August 29, 2003.

(5) Includes 7,500 vested options as of August 29, 2003.

(6) Includes 13,080 shares owned by her spouse.

(7) Includes 300,664 shares owned by his spouse, 17,956 shares owned by his children over which he has voting power, and 5,000 vested options as of August 29, 2003.

(8) Includes 21,000 vested options as of August 29, 2003.

(9) Includes 16,300 vested options as of August 29, 2003.

(10) Includes 5,000 vested options as of August 29, 2003.

(11) Includes 3,750 vested options as of August 29, 2003.

(12) Includes 15,500 vested options as of August 29, 2003.

(13) Includes 4,000 vested options as of August 29, 2003.


June 30, 2003                          3

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

            A total of seven (7) directors are to be elected at the Meeting by the holders of the Common Stock to serve until the 2004 Annual Meeting of Stockholders or until their successors have been elected and qualified. Presently, the Directors are Seymour I. Gussack, David L. Gussack, Barbara M. Henagan, Robert E. Baruc, Peter Barotz, Nina M. Gussack and Ronald Fetzer and their terms expire at the Meeting. The Board of Directors recommends the re-election of all of the seven current Directors as new Directors to serve until the 2004 Annual Meeting of Stockholders or until their successors have been elected and qualified. Should any of the nominees not remain a candidate for election at the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited thereunder will be voted in favor of those nominees who do remain candidates and may be voted for substitute nominees selected by the Board of Directors. Assuming a quorum is present, a vote of a majority of the shares present, in person or by proxy, at the Meeting is required to elect each of the nominees as a director in accordance with the Company's By-Laws.

            In 2002 there were five (5) meetings of the Board of Directors of the Company. The Compensation/Stock Option Committee met three times during that period and acted twice by written resolution. The Audit Committee of the Board of Directors met once in 2002. All directors attended 75% or more of the meetings of the Board of Directors.

            The directors and executive officers of the Company are as follows:

NAME                          AGE                  POSITION
----                          ---                  --------

Seymour I. Gussack............79       Chairman of the Board of Directors
David L. Gussack..............46       President and Director
Robert E. Baruc...............51       Director
Peter Barotz..................75       Director
Nina M. Gussack...............47       Director
Barbara M. Henagan............44       Director
Ronald Fetzer.................39       Director
Thomas J. Uhlig...............53       Executive Vice President
Corby W. Self.................46       Vice President - Ball & Roller Operations
William F. Kurtz..............45       Vice President - Director of Operations
Joseph J. Hoo.................68       Vice President - Advanced Technology &
                                       China Affairs
John E. Stein, Esq............46       Secretary & General Counsel

      Set forth below is certain additional information with respect to the Directors, and executive officers.

SEYMOUR I. GUSSACK founded the Company in 1958 and has served as Chairman of the Board of Directors and a Director of General Bearing since its formation. Seymour I. Gussack is also the Chairman of the Board of Directors and a Director of World Machinery Company ("World") a wholly owned subsidiary of the Company and a member of Realty. See "Certain Relationships and Related Transactions". Seymour I. Gussack's son is David L. Gussack, President of the Company and a Director. Seymour I. Gussack is also the father of Nina M. Gussack, Director.


June 30, 2003                          4

DAVID L. GUSSACK became President of the Company in 1993 and has been a Director of the Company since 1987. David L. Gussack has held various positions with the Company since 1979, including Executive Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a Director of Shanghai General Bearing Co., Ltd. ("SGBC") and Ningbo General Bearing Co., Ltd. ("NGBC"), both of which are subsidiaries of the Company. He also is a Director of World and a member of Realty. See "Certain Relationships and Related Transactions." David L. Gussack is a graduate of the University of Pennsylvania. David L. Gussack's father is Seymour I. Gussack, Chairman of the Board of Directors of the Company and David L. Gussack is the brother of Nina M. Gussack, Director.

THOMAS J. UHLIG became Executive Vice President in 2003. Mr. Uhlig came to General Bearing Corporation from The Timken Company where he was Vice President of the Timken Super Precision Group from 1998 to 2002. His prior experiences include senior management positions as President of Johnstown America Corporation, Director of Manufacturing for Timken's North and South America Operations and President of MPB Corporation. Mr. Uhlig holds BS and MBA degrees from the University of Rhode Island.

WILLIAM F. KURTZ has served as Vice President - Director of Operations since 1997. He served as Vice President - Technical Services of the Company from 1993 to 1997. Mr. Kurtz was Chief Engineer of the Company from 1989 to 1993 and Senior Project Engineer of the Company from 1988 to 1989. He is a graduate of Manhattan College (B.E. and M.E. in Mechanical Engineering) and a licensed professional engineer.

JOSEPH J. HOO has served as Vice President - Advanced Technology and China Affairs of the Company since August 1995. Mr. Hoo served as General Manager, Industrial Products Division, from 1991 to 1995 and as Chief Metallurgist from 1987 to 1991. Mr. Hoo is a graduate of the National University of Japan (B.S. in Engineering) and University of Michigan (M.S.E. in Metallurgy and Engineering).

CORBY W. SELF has served as Vice President - Ball & Roller Operations since January 2002. Prior to his appointment, Mr. Self spent eleven years at NN Inc., a manufacturer of precision steel balls and rollers. There he progressed from Quality Management to Operations Management, with full responsibility for four plants. His early experience included quality management positions with Eaton Corporation and CMI Corporation. Mr. Self obtained a BS in Computer Science / Management from Johnson and Wales University in 1984.

JOHN E. STEIN has served as Secretary and General Counsel since July 1998. From February 1997 to June 1998, he served as General Counsel. From April 1995 to January 1997, Mr. Stein served as Staff Counsel to the Company. Mr. Stein is a graduate of the State University of New York, Purchase, (B.A. in Philosophy) and Brooklyn Law School (J.D.). He is a member of the bars of New York, New Jersey and District of Columbia. Mr. Stein is the brother of Nina Gussack's husband.

ROBERT E. BARUC has been a Director of the Company since February 1997. From August 2001 to present Mr. Baruc has been President of Screen Media Films, a feature film acquisition and marketing company, which distributes to the U.S. home video market through Universal Studios Home Entertainment. From August 1993 to December 2000 Mr. Baruc was President and CEO of A-Pix Entertainment an independent distributor of film and television programming. He was also Executive Vice President from 1994 to 1998 and Co-President from 1999 to 2000 of A-Pix's parent company Unapix Entertainment Inc. Mr. Baruc was President of two other home video distribution companies, Triboro Entertainment from 1992 to 1993 and Academy Entertainment from 1986 to 1991. He is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.


June 30, 2003                          5

PETER BAROTZ has been a Director of the Company since December 30, 1997. For the past 25 years, Mr. Barotz has been the President of Panda Capital Corporation.

NINA M. GUSSACK has been a Director of the Company since February 1997. Ms. Gussack has been a litigation partner at the law firm of Pepper Hamilton LLP in Philadelphia, Pennsylvania since 1987. She is a graduate of the University of Pennsylvania (B.S. in History and M.S. in Secondary Education) and Villanova University School of Law (J.D.). She is a member of the Pennsylvania bar. She is the daughter of Seymour I. Gussack and the sister of David L. Gussack.

BARBARA M. HENAGAN was elected a Director of the Company on March 30, 1999. Ms. Henagan is presently Managing Director of Linx Partners. Previously Ms. Henagan was Senior Managing Director of Bradford Ventures Ltd. She is also a Director of Hampton Industries, V-Span, Inc. and Batteries Batteries, Inc. Ms. Henagan is a graduate of Princeton University and Columbia University's MBA program.

RONALD FETZER was elected a Director of the Company on April 9, 2003. Mr. Fetzer is and has been Director of Accounting and Finance and Controller at Bill Blass, Ltd., New York, NY, a fashion and licensing company, for the past 3 years. Mr. Fetzer, who is a licensed and practicing CPA in New York, is a member of the NYS Society of CPA's and a member of the American Institute of CPA's. Prior to his employment at Bill Blass, Ltd., Mr. Fetzer was a senior manager at the accounting firm of Urbach, Kahn & Werlin LLP for approximately three years. Mr. Fetzer received an MBA in International Finance from Baruch College in 1991 and BA in Accounting and Economics from Queens College in 1985.

      Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

      The standing committees of the Board of Directors are the Audit Committee, the Compensation/ Stock Option Committee and the Insider Trading Compliance Committee.

      The Audit Committee of the Board of Directors consists of three independent directors. In 2002, the members of the Committee were Peter Barotz, Fred Groveman and Barbara M. Henagan. On April 9, 2003, Ronald Fetzer was elected to the Board of Directors, and a member of the Audit Committee, filling the vacancy resulting from the resignation of Fred Groveman effective December 31, 2002. Based on its charter, the Audit Committee is to review the outside auditor designated by management and render to the Board any of the Committee's comments and/or recommendations relating to such auditor; meet with the outside auditor at least once per year to discuss any issues raised by the auditor and report back to the Board for its consideration; hold at least one meeting per year; submit the minutes of all meetings of the Audit Committee to, or discuss matters discussed at each meeting with the Board; ensure receipt from the outside auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor; take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor; and review and assess the adequacy of the Audit Committee charter on an annual basis.

      The Compensation/Stock Option Committee consists of Messrs. Peter Barotz and Robert E. Baruc, the former of whom is an independent Director. The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000, and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and the granting of stock options pursuant to the Company's 1996 Option Plan.


June 30, 2003                          6

      The Insider Trading Compliance Committee ("Compliance Committee") consists of the Insider Trading Compliance Officer (currently the Company's Secretary & General Counsel) and the directors who are member of the Audit Committee. The Compliance Committee reviews and either approves or prohibits proposed stock trades by key insiders in accordance with the Company's Procedure and Guidelines Governing Insider Trading and Tipping.


June 30, 2003                          7

                           SUMMARY COMPENSATION TABLE

      The following table sets forth the aggregate compensation paid for services rendered in all capacities to the Company's most highly compensated executive officers during the fiscal year ended December 28, 2002:

                                    ANNUAL
                                  COMPENSATION(1)                LONG-TERM COMPENSATION
---------------------------------------------------------------------------------------
                                                                  Restricted
Name and                          Fiscal    Salary     Bonus        Stock       Stock        All Other
Principal Position                 Year       $          $          Awards      Options#     Compensation $
-----------------------------------------------------------------------------------------------------------
David L. Gussack, President        2002    318,510     21,586         --        100,000         5,600 (2)
                                   2001    315,495     75,287         --         20,000         5,620 (3)
                                   2000    307,789     62,213         --             --        25,000 (4)

Joseph J. Hoo, V.P. Advanced       2002    132,712      8,994         --             --            --
    Technology & China Affairs     2001    131,456      6,370         --          5,000            --
                                   2000    128,281     12,345         --             --            --

William F. Kurtz, V.P. Director    2002    121,580      8,486         --             --            --
     of Operations                 2001    112,304      5,442         --          5,000            --
                                   2000    104,817     12,078         --             --            --

Corby W. Self, V.P. Ball        *  2002    141,476     10,139         --         20,000            --
    and Roller Operations

John E. Stein, Secretary &         2002    127,404      8,634         --             --            --
    General Counsel                2001    126,198     11,115         --          5,000            --
                                   2000    123,116     14,220         --             --            --

      * - Fiscal 2002 was the first year of reportable compensation.

OPTION / SAR GRANTS IN LAST FISCAL YEAR

                                                                                    Potential Realized Value
                                                                                    at Assumed Annual Rates
                                                                                    of Stock Price
                                                                                    Appreciation for Option
                                     Individual Grants                              Term
------------------------------------------------------------------------------------------------------------
                        Number of       Percent of
                        securities        total
                        underlying     options/ SARS   Exercise
                         option /       granted to      or base
                       SARS granted    employees in      price       Expiration        5%             10%
      Name                  (#)         fiscal year     ($/Sh)          date        ($) / $        ($) / $
------------------------------------------------------------------------------------------------------------
David L. Gussack         100,000            80%       $     3.08    02/11/2012      $193,700      $491,000
------------------------------------------------------------------------------------------------------------
Seymour I. Gussack         5,000             4%       $     3.08    02/11/2012      $  9,685      $ 24,550
------------------------------------------------------------------------------------------------------------
Corby W. Self             20,000            16%       $     2.90    01/22/2012      $ 36,400      $ 92,400
------------------------------------------------------------------------------------------------------------


June 30, 2003                          8

      Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

-----------------------------------------------------------------------------------------------------------------
                                                                      Number of Securities
                                                                     Underlying Unexercised  Value of Unexercised
                                                                             Options at      In-the-Money Options
                                                                        December 28, 2002    at December 28, 2002
                                                                     --------------------------------------------
                             Shares Acquired on
                                  Exercise          Value Realized        Exercisable/             Exercisable/
       Name                          #                    $              Unexercisable            Unexercisable
-----------------------------------------------------------------------------------------------------------------
David L Gussack                          0                0              125,000 / 15,000              N/A

Corby W. Self                            0                0                    0 / 20,000         0 / $200

Joseph J. Hoo                            0                0                17,250 / 7,750              N/A

William F. Kurtz                         0                0                13,050 / 6,750              N/A

John E. Stein                            0                0                13,250 / 6,750              N/A

Compensation of Directors

Standard Arrangements:

      All fees described herein are for non-management directors only.

      a. Attendance fee - $1,000 for actual physical attendance or $500 if attendance is by telephone.

      b. Committee fee - $500 fee per director unless the committee meets immediately before or after a Board meeting in which case the fee will be $250. Fees will be halved for telephone attendance.

      c. Stock grant - 2,000 shares per director per year will be issued at calendar year end for the year served. The intent of this specific quantity is to approximate $12,000 - $15,000 in value. It may be changed annually to reflect this goal.

      d. Each member of the Board shall receive an option for 5,000 shares (at the then market price) when joining the Board.

Other Arrangements (1):

      In 2002, Seymour I. Gussack, Chairman of the Board of Directors, received salary of $249,500, bonus of $16,908, other compensation of $5,600 (2) and was granted 5,000 stock options. In 2003, he will receive salary and bonus as approved by the Compensation/Stock Option Committee of the Board of Directors.

(1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for the named executive officer.


June 30, 2003                          9

(2)   Board compensation: 2,000 shares at $2.80 per share, issued in 2003.

(3)   Board compensation: 2,000 shares at $2.81 per share, issued in 2002.

(4) Board compensation: 4,000 shares at $6.25 per share, issued in 2001 (2,000 shares earned in 1999 & 2,000 shares earned in 2000).


June 30, 2003                          10

REPORT OF COMPENSATION/STOCK OPTION COMMITTEE OF BOARD OF DIRECTORS

Role of the Committee

            The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for the review and approval of (i) annual salaries and bonuses for all employees with salaries in excess of $100,000 and
(ii) all grants of stock options under the Company's 1996 Stock Option and Performance Award Plan. In 2002 the Committee consisted of two members: Peter Barotz and Robert Baruc.

Compensation Policy

            The Committee believes that compensation should be structured with the objective of encouraging and rewarding management and employee efforts to achieve the Company's business and financial objectives in order to create added value for stockholders. Such a policy helps to achieve the Company's business and financial objectives and also provides the incentive needed to attract and retain well-qualified personnel. The relationship between the company's performance and levels of executive compensation is not a mathematical formula. Instead, the various measures of the company's performance, including sales, profit levels, cost and inventory controls, etc, are among several significant factors which the Committee considers in fixing executive compensation. Other factors include, but are not limited to, levels of executive compensation at other companies, the qualifications and experience of each executive and achievements of executives which may not have immediate impact on key performance indicators.

CEO Compensation

            In 2002, David L. Gussack, the Company's President, received compensation consisting of a salary of $318,510, bonuses totaling $21,586 and 100,000 stock options. See "Summary Compensation Table". In addition, in April, 2003, Mr. Gussack received two thousand shares of Company stock, for compensation as a Director for the year 2002. The Committee believes the compensation paid to Mr. Gussack during 2002 represented a modest increase over 2001 and was suitable based upon his experience in the bearing industry, the Company's performance and consideration of compensation paid to executives at other companies of comparable size. Among the key factors of Company performance in 2002 which the Committee focused on were increased sales (36% increase over 2001), increased market share and increased profitability in the bearing segment, all in a generally stagnant economy.

The Compensation Committee:
Robert Baruc
Peter Barotz

Date: June 20, 2003

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Compensation Committee Interlocks And Insider Participation

      Mr. Baruc is the son-in-law of Seymour I. Gussack and the brother-in-law of David L. Gussack and Nina M. Gussack.


June 30, 2003                          11

                             AUDIT COMMITTEE REPORT

            In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

            In this context, the Audit committee has met and held discussions with management and the independent auditors. Management represented to the Audit committee that the Company's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

            The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as may be modified or supplemented.

            In addition, the Audit committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors, their independence.

            In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the period ended December 28, 2002 for filing with the Securities and Exchange Commission.

            Members of the Audit Committee

            Peter Barotz
            Barbara M. Henagan

June 17, 2003

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.


June 30, 2003                          12

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

      The Company is required to include in this Proxy Statement a line-graph presentation comparing cumulative shareholder returns with the Nasdaq Composite Index and an index of peer group companies selected by the Company based on the same industrial classification and similarity of products. The graph below sets forth information on shareholder return for the period from December 31, 1997 through December 31, 2002. The graph includes lines showing returns for the peer group used this year ("Peer Group Index"), as required by SEC rules

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                       AMONG GENERAL BEARING CORPORATION,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                              [LINE GRAPH OMITTED]

                                                  Cumulative Total Return
                               --------------------------------------------------------------
                                12/97       12/98      12/99      12/00      12/01      12/02
GENERAL BEARING CORPORATION    100.00       45.60      37.60      32.80      17.60      19.52
NASDAQ STOCK MARKET (U.S.)     100.00      140.99     261.49     157.77     125.16      86.53
PEER GROUP                     100.00       69.39      92.33      70.63      80.29      95.87

                 * $100 invested on 12/31/97 in stock or index-
                      including reinvestment of dividends.
                        Fiscal year ending December 31.


June 30, 2003                          13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASES WITH REALTY

The Company leases a facility located at West Nyack, New York comprising 189,833 square feet owned by Realty, whose members include Seymour I. Gussack, David L. Gussack and Nina M. Gussack, each a member of the Board of Directors of the Company. The Company and Realty entered into the Lease effective November 1, 1996, which provides for an initial term expiring on October 31, 2003, renewable at the option of the Company for an additional six-year term. The Company initially paid rent of $4.81 per square foot (or $913,000) annually, payable in monthly rent payments of $76,000. The Lease provides for an increase every other year to the greater of: (i) 106% of the preceding year's rent; or (ii) the preceding year's rent multiplied by a fraction, the numerator of which is the CPI for the area including Rockland County or if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year, and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. The November 1998 increase amounted to 6% of the preceding year, resulting in rent of $5.0986 per square foot (or $968,000) annually effective through October 31, 2000. The November 2000 increase also amounted to 6% of the preceding year, resulting in rent of $5.4045 per square foot (or $1,026,000) annually effective through October 31, 2002. The November 2002 increase amounted to 6% of the preceding year, resulting in rent of $5.7288 per square foot (or $1,088,000) annually effective through October 31, 2003.

On May 1, 2003, the Company entered into a new lease with Realty, for the same facility, effective November 1, 2003, for an initial term of ten years, renewable by the Company for an additional 5-year term. The initial rent under new lease will be $6.00 per square foot. On November 1, 2005 and every second year thereafter, the rent increases to the greater of (A) 106% of the preceding year's rent; or (B) the preceding year's rent multiplied by a fraction the numerator of which is the CPI for the area including Rockland County or if no such index is published, for Northern New Jersey in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the second to last year before the rent increase, not to exceed 5% per year.

The new lease terms were reviewed and approved by the Company's independent directors.

TAX SHARING AGREEMENT

General was included in the consolidated federal income tax returns filed by World during all periods in which it was a wholly-owned subsidiary of World ("Affiliation Years"). Upon the completion of the IPO, General ceased to be included in the consolidated federal income tax returns filed by World, and has filed on a separate basis. As a result, General and World have entered into an agreement ("Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising during the Affiliation Years. Under the Tax Sharing Agreement, General has paid to World an amount equal to General's share of World's consolidated federal income tax liability, generally determined on a separate return basis, for the tax years which have ended and the portion of the tax year preceding consummation of the IPO, and World will pay General for the use of General's losses, and credits arising in such periods, in each case net of any amounts theretofore paid or credited by World or General to the other with respect thereto. Since the acquisition of World by General, the Company has filed a consolidated Federal income tax return.


June 30, 2003                          14

XEROX SETTLEMENT

From 1995 through May 2001, the Company and Gussack Realty Company ("Realty") were plaintiffs and counterclaim defendants in an action against Xerox for contamination to real property owned by Realty and previously leased by the Company from Realty. The action resulted in a judgment against Xerox for $1,111,483 (including sanctions awarded of $27,898) which, together with interest of $883,048 amounted to a total recovery of $1,994,530. The jury rejected Xerox's counterclaim in its entirety.

Inasmuch as the judgment against Xerox was expressly for damage to Realty's property, and Realty expended $2.5 million in both the prosecution of Realty's and the Company's claims, and defense of Xerox's counterclaims against Realty and the Company, on May 29, 2001, the Company and Realty entered into an agreement whereby (i) the Company waived any interest in the judgment, (ii) the Company agreed to reimburse Realty $763,387 over the next four years with interest at 8.4% per annum from the date of the agreement, representing 30% of the litigation costs in the action and (iii) Realty released the Company from any further claims for indemnification for litigation expenses in connection with the action. Even though the Company was not legally or contractually obligated to reimburse Realty, a related party, the Company agreed to enter into the reimbursement agreement because the Company believed it was fair and equitable to do so as Realty had paid legal expenses for the benefit of the Company. The reimbursement is being paid to Realty in the form of additional rent payments by the Company of $18,780 per month for 48 months beginning in June, 2001. The entire amount of the reimbursement was charged to operations in fiscal 2001. At December 28, 2002, the Company had paid $357,000 toward this agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Fiscal Year 2002

During Fiscal 2002, no officer, director or principal shareholder was late in filing any Forms 3, 4 or 5.


June 30, 2003                          15

                                   PROPOSAL II

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company, on the recommendation of the Audit Committee, has appointed the firm of Urbach Kahn & Werlin LLP ("UKW") as independent auditors of the Company to audit and report on its consolidated financial statements for the fiscal year ending December 27, 2003 and has determined that it would be desirable to request that the stockholders of the Company ratify such appointment.

      Representatives of Urbach Kahn & Werlin LLP are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement at the Meeting if they so desire.

      UKW has a continuing relationship with Urbach Kahn & Werlin Advisors, Inc. ("Advisors") from which it leases staff who are full time permanent employees of Advisors and through which its partners provide non-audit services. Non-audit services referred to below as "Tax Fees" and "All Other Fees" were provided to the Company by Advisors. As a result of UKW's arrangement with Advisors, UKW has no full time employees and, therefore, all of the audit services performed for the Company by UKW for 2002 were provided by permanent, full time employees of Advisors leased to UKW. UKW manages and supervises the audit engagement and the audit staff and is exclusively responsible for the report rendered in connection with audit of the Company's 2002 consolidated financial statement.

Audit Fees:

      The aggregate fees paid, or expected to be paid, to UKW for the audit of the Company's annual financial statements and the reviews of the interim financial statements included in the Company's Form 10-Qs filed during the fiscal years ending 2002 and 2001 amounted to $191,750 and $106,696, respectively.

Audit Related Fees:

      Audit related fees for assurance and services reasonably related to the performance of the audit or review of the Company's financial statements for the fiscal years ended 2002 and 2001, but not reported as audit fees above, amounted to $39,000 and $18,500, respectively.

Tax Fees:

      Fees for services related to tax compliance, tax advice, and tax planning, for the fiscal years ending 2002 and 2001 amounted to $30,832 and $26,300, respectively.


June 30, 2003                          16

All Other Fees:

      Fees for services other than those listed above, for the fiscal years 2002 and 2001 amounted to $16,633 and $23,312, respectively.

      The Audit Committee has considered whether the provisions of non-audit related services by Advisors is compatible with maintaining such auditor's independence.

      The Board of Directors recommends a vote "FOR" Proposal II.


June 30, 2003                          17

                                  ANNUAL REPORT

      All stockholders of record as of June 13, 2003 have or are currently being sent a copy of the Company's Annual Report for the fiscal year ended December 28, 2002 (the "Annual Report"), which contains audited financial statements of the Company. The Annual Report is deemed to be a part of the material for the solicitation of proxies.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF RECORD OF ITS COMMON STOCK ON JUNE 13, 2003 WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 2002 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY, GENERAL BEARING COMPANY, 44 HIGH STREET, WEST NYACK, NEW YORK 10994.


June 30, 2003                          18

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2004 Annual Meeting of Stockholders must be received by the Company at the Company's principal executive offices not later than June 7, 2004. All such proposals should be in compliance with all applicable Securities and Exchange Commission regulations.

      The Company may use discretionary authority to vote proxies with respect to any shareholder proposal brought before the 2004 annual meeting that is not included in the 2004 proxy statement, if notice of such proposal is not received by the Company by May 15, 2004.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matter to be brought before the Meeting. However, if any other matter not mentioned in the Proxy Statement is properly brought before the Meeting or any adjournment or adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form or otherwise act in respect of such matters in accordance with their best judgment.

      All of the costs and expenses in connection with the solicitation of proxies with respect to the matters described herein will be borne by the Company. In addition to solicitation of proxies by use of mails, directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request instructions for voting the proxies. The Company may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

      It is important that proxies be returned promptly. Stockholders are therefore urged to fill in, date, sign and return the Proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

BY ORDER OF THE BOARD OF DIRECTORS,


DAVID L. GUSSACK
President


June 30, 2003                          19

                           GENERAL BEARING CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 7, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned stockholder of General Bearing Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement, dated June 30, 2003 and 2002 Annual Report and hereby constitutes and appoints David L. Gussack and John E. Stein, and each of them as proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the 2003 Annual Meeting of Stockholders (the "Meeting"), and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

                           (continued on reverse side)

                         Please date, sign and mail your
                      proxy card back as soon as possible.


                         Annual Meeting of Stockholders

                           GENERAL BEARING CORPORATION

                                 August 7, 2003

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A    |X|   Please mark your
           votes as in this
           example.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS WHICH RECOMMENDS A VOTE "for" PROPOSALS No. 1 and 2.

                                   FOR all              WITHHOLD
                                   nominees listed at   AUTHORITY
                                   right (except        to vote for all nominees
                                   as indicated)        listed at right

1.  The election of                     |_|                      |_|
    seven (7) directors
    nominated by
    the Board of Directors:

Nominees: Seymour I. Gussack
          David L. Gussack
          Barbara M. Henagan
          Robert E. Baruc
          Peter Bartoz
          Nina M. Gussack
          Ronald Fetzer

(Instruction: To withhold authority to vote for any individual nominee or nominees, write such nominee's or nominee's names in the space provided below)

________________________________________________________________________________

                                                        FOR   AGAINST   ABSTAIN

2. The ratification of the appointment of Urbach        |_|     |_|       |_|
   Kahn & Werlin LLP as independent auditors of the Company.

3. Other business as may properly come before the       |_|     |_|       |_|
   Meeting and at any adjournment thereof.

      This Proxy, when properly executed, will be voted as directed. If no direction is indicated, the Proxy will be voted FOR each of The above proposals.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

_______________________(L.S.) _________________(L.S.) DATED ______________, 2003

Note: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.